China Armco Metals, Inc. Provides Preliminary 2008 Net Income Results

San Mateo, California, January 29, 2009 - China Armco Metals, Inc., (OTCBB: CNAM - News) (the “Company”), a leading ore trading and distribution company in China, today announced its preliminary net income for the year ending December 31st, 2008.

The Company now anticipates its full year net income for the year ended December 31, 2008 will range between $4.4 and $4.7 million. This revised guidance from the previous estimate of $6 million reflects lower than expected revenues due to a global economic slowdown which softened aggregate demand, and created an oversupply of ore in the market.  Estimated fourth quarter 2008 net income is now estimated to be approximately $400,000 to $700,000. Based on 8.2 million shares outstanding, full year EPS estimates for 2008 are $0.54 to $0.57 per share.

Mr. Kexuan Yao, CEO of the Company, commented, “The third and fourth quarter can be characterized as the most volatile in both our Company’s history and my business career. A combination of decreasing ore prices and a sharp decline in the average cost per ton of steel created an oversupply of ore in the fourth quarter which is still being worked through the system. We were pleased to see the business respond when pricing of ore finally stabilized in December 2008, although this was too late to make a meaningful difference to our fourth quarter financial results. While these results fell short of our expectations, we are pleased with our ability to maintain profitability during such a tumultuous time. We believe this period of price volatility and weak demand will give way to a more stable environment in the coming quarters allowing the Company to deliver measurable growth and profitability during 2009.”

The Company remains steadfast in its strategy to capitalize on the recycling demand of producers who have installed arc furnaces and others who have been incentivized by Beijing to modernize operations.  The Company expects to launch its one million ton capacity scrap metal facility in the third quarter of 2009. “We are cautiously optimistic about the prospects for iron ore demand, the steel market and China’s continued focus on recycling efforts in 2009.  We believe the Company is well capitalized and positioned to emerge as a stronger industry player when global markets rebound,” added Chairman Yao.  Additional details related to industry and business prospects will be included in the Company’s 2008 year-end conference call which is expected to be held in March 2009.

About China Armco Metals, Inc.:

China Armco Metals, Inc. is engaged in the sale and distribution of metal ores and non-ferrous metals throughout the PRC and the recycling of scrap steel for the Chinese market.  Management expects to see continued robust growth in both revenue and earnings for the remainder of 2008. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, the Philippines and Libya.  The Company’s product line includes ferrous and non-ferrous; Iron Ore, Chrome Ore, Nickel Ore, Copper Ore,  Manganese Ore and Steel Billet.  The Company recently raised $7.4 million through a private equity placement in July and August of 2008. Substantially all of the net proceeds from the offering will be used to expand the Company's operations into scrap steel production through the construction of a planned facility in China.  In the third  quarter 2009, The Company will begin operations on its steel recycling and scrap metal supply.  The recycling facility is capable of recycling one million metric tons of scrap metal per year which will position the Company as one of the top ten largest recyclers of scrap steel in China.  The Company estimates the recycled steel market as 70 million metric tons. The increased capital will also be used to expand its metals distribution operations.

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Armco Metals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: Continued global economic weakness which may reduce demand for our products; fluctuations in metal ore prices which affect our operating results as we may not be able to pass on cost increases to customers; our ability to obtain sufficient capital to fund our planned expansion and construction of a scrap steel recycling facility;  and our ability to successfully complete construction of our proposed scrap steel recycling facility, or, even if constructed, our ability to operate the proposed recycling facility profitably.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-KSB for the year ended December 31, 2007 and Item 1.01 "Risk Factors" of our Current Report on Form 8-K filed on July 1, 2008. For further information:

Investor Relations Contact(s)
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     HC International, Inc.
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     Matt.hayden@hcinternational.net
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